Exhibit 10b

ALCOA INC.

STOCK AWARD

Alcoa Inc. (the “Company”) has on [DATE] granted to

[NAME]	[SOCIAL SECURITY NUMBER]
(Name)	(Social Security Number)

(“Participant”), a stock award of [NUMBER] units based upon the following terms:

1.	This Award is granted under the provisions of the Alcoa Stock Incentive Plan (the “Plan”), as last amended prior to the date above, and is subject to all of the terms and conditions of the Plan, to the Rules for Stock Awards adopted under the Plan and to the provisions set forth below or on the reverse side of this award form.

2.	This Stock Award grant time-vests on [DATE] if the employee is still an active employee of the Company.

3.	Common stock is issued when the award vests.

Issued in Pittsburgh, Pennsylvania on the date set forth above.

Terms and Conditions – [YEAR] Stock Awards

1.	Common stock is not issued until this award vests.

2.	The Participant has no voting rights to the shares of Alcoa common stock covered by this award.

3.	Except as provided below, if the Participant’s employment terminates before the award vests, the award is forfeited, and it is automatically canceled.

4.	This award vests [NUMBER] years from its grant date, except in the following instances:

(a)	If the Participant’s employment terminates due to retirement under a Company, subsidiary or government retirement plan on a date that is at least six months from the grant date, the award is not forfeited but vests on the original stated vesting date set forth on the face of the award certificate.

(b)	A Stock Award held by a Participant who dies while an employee is not forfeited but vests on the original stated vesting date set forth on the face of the award certificate.

(c)	A Stock Award vests immediately upon certain Change in Control events described in the Plan. The award is payable and shares of Stock become issuable immediately upon the occurrence of such Change in Control events.

(d)	A Stock Award vests in accordance with the three year time vesting schedule, as determined at CEO’s discretion, if, prior to the Stock Award otherwise vesting, (i) management identifies the participant to be terminated from employment with the Company or a subsidiary of the Company as a result of a divestiture of a business or a portion of a business, and (ii) the participant either becomes an employee of (or is leased or seconded to) the entity acquiring the business on the date of the closing, or the participant is not offered employment with the entity acquiring the business and is terminated by the Company or a subsidiary of the Company within 90 days of the closing of the sale. For purposes of this paragraph, employment by “the entity acquiring the business” includes employment by a subsidiary or affiliate of the entity acquiring the business; and “divestiture of a business” means the sale of assets or stock resulting in the sale of a going concern. “Divestiture of a business” does not include a plant shut down or other termination of a business.

5.	When the Stock Award vests and the Stock becomes issuable, this award will be paid by delivering to the participant the number of shares of Alcoa common stock included in this award, as set forth on the front side hereof. All taxes required to be withheld under applicable tax laws in connection with a Stock Award will be withheld from the shares of Stock to be issued.

6.	This award is nontransferable.

7.

This award may be suspended or limited by the Committee at any time if it determines that this action is necessary or desirable in order to permit the Company to obtain the listing, registration or qualification of shares covered by this award upon any securities exchange or under any law, rule, regulation or decision or the consent or approval of any governmental regulatory body or to comply with insider trading laws. No suspension or delay resulting from this action will extend the termination date of this award.

8.	The Committee has full power and authority to determine whether, to what extent and under what circumstances this award will be cancelled. In particular, but without limitation, all stock awards to any Participant may be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of employment, becomes associated with, employed by, renders services to or owns any interest in (other than any insubstantial interest, as determined by the Committee) any business that is in competition with the Company or with any business in which the Company has substantial interest as determined by the Committee, or otherwise takes any action that in the judgment of the Committee is not in the best interests of the Company.

9.	This award does not confer any rights of continued employment upon the participant.

10.	To accept this award, you must, within 90 days from the grant date, confirm your agreement to the Terms and Conditions and Rules for Stock Awards at the Alcoa stock option web site.